EXHIBIT 99

Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com

Komag Announces Closing of Common Stock and Convertible Notes Offerings

FOR IMMEDIATE RELEASE

SAN JOSE, Calif., January 28, 2004 — Komag, Incorporated (Nasdaq: KOMG), the largest independent supplier of thin-film media for disk drives, announced the closing today of its offering of 4,025,000 million shares of its common stock at $20.00 per share, of which selling security holders are selling 500,000 shares, and $80,500,000 million of 2.0% Convertible Subordinated Notes Due in 2024 (“Notes”). These amounts include the exercise by the underwriters of their over-allotment options to purchase 525,000 shares of common stock at the public offering price and an additional $10.5 million of Notes. Total net proceeds to the Company from the common stock and the Notes offerings are approximately $144.0 million.

Komag expects to use the net proceeds it receives from the offerings to redeem in full the Company’s Senior Secured Notes Due 2007, of which there were a total of approximately $115.2 million outstanding as of December 28, 2003. Additional proceeds will be used for general corporate purposes.

Bear, Stearns & Co. Inc. is acting as sole book-running manager, with Piper Jaffray & Co. as joint lead manager, and Needham & Company, Inc. and Thomas Weisel Partners, LLC as co-managers.

Each of the offerings of the securities is made only by means of a prospectus, and a copy of the Prospectuses relating to the offerings may be obtained from the Prospectus Department of Bear, Stearns & Co. Inc., at 383 Madison Avenue, New York, NY 10178, or by calling 212-272-3939. You can also view the registration statements on the Internet at http://www.sec.gov.

About Komag

Founded in 1983, Komag is the world’s largest independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.

For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.

Forward-Looking Statements

Actual results could differ materially from those anticipated in forward-looking statements in this release as a result of certain factors, including those set forth in the risk factors described in the Company’s SEC filings.